EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the thirty-nine week periods ended September 24, 2006 and September 25, 2005

(Dollar amounts in thousands)

	Thirty-nine weeks ended
	September 24, 2006	September 25, 2005
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$607,868	$1,885,980
Add: interest portion of rental expense	47,078	44,294
Deduct: undistributed earnings of equity affiliates	(44,268)	(20,055)

Available earnings	$610,678	$1,910,219

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	445,168	555,383
Weyerhaeuser Real Estate Company and other related subsidiaries	50,162	40,018

Subtotal	495,330	595,401
Less: intercompany interest	(8,756)	1,861

Total interest expense incurred	486,574	597,262
Amortization of debt expense	7,592	12,472
Interest portion of rental expense	47,078	44,294

Total fixed charges	$541,244	$654,028

Ratio of earnings to fixed charges	1.13	2.92

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings (Loss) to Fixed Charges

For the thirty-nine week periods ended September 24, 2006 and September 25, 2005

(Dollar amounts in thousands)

	Thirty-nine weeks ended
	September 24, 2006	September 25, 2005
Available earnings (loss):
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$574,193	$1,840,122
Add: interest portion of rental expense	41,446	39,765
Deduct: undistributed earnings of equity affiliates	(6,211)	3,172
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(430,438)	(484,210)

Available earnings (loss)	$178,990	$1,398,849

Fixed charges:
Interest expense incurred	445,168	555,383
Amortization of debt expense	7,592	12,472
Interest portion of rental expense	41,446	39,765

Total fixed charges	$494,206	$607,620

Ratio of earnings to fixed charges	—	2.30

Coverage deficiency(1)	$(315,216)	$—

(1)	The coverage deficiency of Weyerhaeuser Company with its Weyerhaeuser Real Estate company and other related subsidiaries accounted for on the equity method, but excluding the undistributed earnings of those subsidiaries for the thirty-nine weeks ended September 24, 2006, includes a noncash charge of $749 million arising from the impairment of goodwill associated with the Cellulose Fiber and White Papers segment.